Exhibit 23.3

CONSENT

We consent to the use in this Registration Statement on Form S-1 of Triplecrown Acquisition Corp. (“Issuer”) of references to the valuation our Firm prepared relating to the sponsors’ warrants to be issued to Eric J. Waton and Jonathan J. Ledecky in a private placement to occur simultaneously with the consummation of the Issuer’s initial public offering. We also consent to the reference of our Firm in the Registration Statement.

/s/ EarlyBirdCapital, Inc.

EarlyBirdCapital, Inc.

New York, New York

October 19, 2007